EXHIBIT 99.1

Flushing Financial Corporation to Participate in the 2012 FBR Fall Investor Conference

LAKE SUCCESS, N.Y., Nov. 23, 2012 (GLOBE NEWSWIRE) -- Flushing Financial Corporation (the "Company") (Nasdaq:FFIC), the parent holding company for Flushing Savings Bank, FSB (the "Bank"), today announced that, John R. Buran, the Company's President and Chief Executive Officer, and David W. Fry, the Company's Executive Vice President and Chief Financial Officer, will be meeting with individual institutional investors at the 2012 FBR Fall Investor Conference on Tuesday, November 27, 2012.

WHO	Flushing Financial Corporation, with $4.4 billion in consolidated assets, is the parent holding company for Flushing Savings Bank, FSB. Flushing Bank is a trade name of Flushing Savings Bank, FSB, a federally chartered stock savings bank insured by the Federal Deposit Insurance Corporation. The Bank serves consumers and businesses by offering a full complement of deposit, loan, and cash management services through its seventeen banking offices located in Queens, Brooklyn, Manhattan, and Nassau County. The Bank also operates an online banking division, iGObanking.com®, which offers competitively priced deposit products to consumers nationwide. Flushing Commercial Bank, a wholly-owned subsidiary, provides banking services to public entities including counties, cities, towns, villages, school districts, libraries, fire districts and the various courts throughout the metropolitan area.
WHAT	Meetings with individual institutional investors at the 2012 FBR Fall Investor Conference.
WHERE/WHEN	November 27, 2012 in New York, New York.
PRESENTATION	The presentation will focus on the Company's performance and its strategic operating objectives. The presentation will be available on the Company's website, www.flushingbank.com, on November 27, 2012.
RECENT NEWS	* November 20, 2012 - Flushing Financial Corporation Declares Quarterly Dividend of $0.13 Per Share.
* October 23, 2012 - Flushing Financial Corporation Reports Significant Credit Quality Improvement in the Third Quarter and Core Earnings Per Share of $0.29.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2011 and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as "may", "will", "should", "could", "expects", "plans", "intends", "anticipates", "believes", "estimates", "predicts", "forecasts", "potential" or "continue" or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company's web site at http://www.flushingbank.com.

CONTACT: David Fry
         Executive Vice President and Chief Financial Officer
         Flushing Financial Corporation
         (718) 961-5400